EXHIBIT 5.1

Nason, Yeager, Gerson, White & Lioce, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, Florida 33410

May 21, 2018

GelTech Solutions, Inc.

1460 Park Lane South, Suite 1

Jupiter, FL 33458

Attention: Mr. Peter Cordani

 Chief Executive Officer

GelTech Solutions, Inc. / Registration Statement on Form S-8

Dear Mr. Cordani:

You have requested our opinion with respect to certain matters in connection with the filing by GelTech Solutions, Inc. (the “Registrant”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering 5,000,000 shares of the Registrant’s common stock, par value $0.001 per share, consisting of shares of common stock issuable by the Registrant under the Cocrystal Pharma, Inc. 2017 Equity Incentive Plan (the “Plan,” and the shares issuable thereunder, the “Shares”).

In connection with this opinion, we have examined such documents and such matters of fact and law as we have deemed necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

The opinions expressed herein are limited to the Delaware General Corporation Law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

Subject to the foregoing and in reliance thereon, it is our opinion that the issuance of the Shares has been duly authorized and, when issued and delivered in accordance with the Plan, the applicable award agreements thereunder and the applicable resolutions of the Board of Directors of the Registrant or compensation committee thereof, and upon receipt by the Registrant of any required payment therefor, if such payment is required by the applicable award agreement, the Shares will be validly issued, fully paid and nonassessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement in accordance with the requirements of Form S-8 and the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”). We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Nason, Yeager, Gerson, White & Lioce, P.A.

Nason, Yeager, Gerson, White & Lioce, P.A.